CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Daily Net Asset Value Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital Daily Net Asset Value Trust
Places Dollar General and Family Dollar Properties Under Contract

New York, NY, December 14, 2011 – American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC Daily NAV” or the “Company”) announced today that, consistent with its investment strategy, it had entered into contracts to acquire a freestanding Dollar General store located in Illinois (Alorton) and three freestanding Family Dollar stores located in Mississippi (Gloster and Woodville) and Oklahoma (Kansas).  The aggregate purchase price for the four properties is approximately $3.4 million, exclusive of closing costs, at a capitalization rate of 9.08%.

The Dollar General property contains approximately 9,100 rentable square feet and is leased to a wholly-owned subsidiary of Dollar General Corp. (NYSE: “DG”), which has guaranteed the tenant’s obligations under the lease. The Family Dollar properties contain approximately 24,320 rentable square feet and are leased to wholly-owned subsidiaries of Family Dollar Stores, Inc. (NYSE: “FDO”), which has guaranteed the tenants’ obligations under each lease.

The acquisitions of the properties are scheduled to close in December 2012 and early January 2012 using proceeds from the Company’s ongoing initial public offering following its initial escrow break.

American Realty Capital Daily Net Asset Value Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Daily Net Asset Value Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.